EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated as of February 4, 2014 (the “Effective Date”) by and among XA, The Experiential Agency, Inc., a Nevada corporation, (the “Company”) and CMG Holdings, Inc., a Nevada corporation (“CMG”), each having a business address at 333 Hudson Street, Suite 303, New York, New York 10013 and Ronald Burkhardt (“Employee”) having an address at P.O. Box 1070, Quogue, New York  11959.

RECITAL

The Company, a wholly owned subsidiary of CMG, wishes to employ the Employee, and the Employee wishes to accept that employment, upon the terms and subject to the conditions set forth below.

A G R E E M E N T

In consideration of the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.  The Company hereby employs the Employee as the Executive Chairman of the Company and to serve on the Board of Directors of CMG simultaneous with the execution of this Agreement and the Employee hereby accepts employment with the Company, under the terms of this Agreement.

2. Duties.  Employee shall serve as the Company’s Executive Chairman and shall have such responsibilities as set forth on Exhibit A annexed hereto and as designated by the Company’s Board of Directors (the “Board”) that are not inconsistent with applicable laws, regulations and rules. Employee shall report directly to the Board.  Employee shall have the option to live where he believes his time and efforts would be most effective for the business of the Company.  The Company shall reimburse Employee for relocation expenses, as set forth below.

3. Term. This Agreement and the employment relationship between the Employee and the Company hereunder shall continue until terminated as provided in Section 5 of this Agreement (the “Term”).

4. Salary and Benefits.

As of the Effective Date, the Company shall pay Employee a base annual salary of $200,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the approved Company payroll schedule.  In addition, in recognition of Employee’s services prior to the date of this Agreement, the Company shall make a payment of $3,846 to Employee within ten (10) days of the Effective Date.  The Company shall withhold from any and all payments required to be made hereunder or pursuant to this Agreement all Federal, State, local and/or other taxes which Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.  Upon the date on or before December 31, 2015, that the Company’s current Chief Executive Officer as of the date of this Agreement either resigns from such position or is terminated, the Base Salary shall increase to $250,000.  The Employee shall have annual performance reviews during the Term by the Chairman which may recommend salary increases. Base Salary shall be paid bi-monthly.

The Company agrees on the Effective Date to provide Employee with at least the following benefits:

4.1 Bonus.  As further compensation, the Employee shall qualify for a cash bonus during the Term of this Agreement, paid pursuant to Company policy as set by the Board, equal to 10% of the Company’s net profits as determined in accordance with U.S. Generally Accepted Accounting Principles (after subtraction of all non-cash gains)(“Net Profits”) for any fiscal year during the Term that the Company has more than $200,000 in Net Profits.

4.2 Employee Benefits. During the Term, Employee shall be eligible to participate in any such employee benefit plan, program or practice, in each case, sponsored by the Company for its executives or employees on terms and conditions set forth in such programs and plans (as amended from time to time). Benefits shall include, as a minimum, the following:

(a)
Transportation Allowance:  As further compensation, the Company shall pay the Employee a transportation allowance in the amount of $1,000 per month.  This allowance will be reported on the employees W-2 as taxable income.

(b)
Relocation Costs:  The Company will pay for Employee’s relocation costs, up to $15,000 after the Board determines the location of the principal office of the Company and shall pay Employee’s reasonable costs for residing in a hotel for up to 30 days.

4.3 Vacation.  The Employee shall be entitled to a vacation of a minimum of four (4) weeks during each year of the Term herein provided said vacation does not disrupt the orderly conduct of business of the Company.

4.4 Expenses.  Company shall promptly reimburse Employee, in full, for all ordinary and necessary business entertainment and other related expenses, including travel expenses, incurred or expended by Employee incident to his duties hereunder, upon submission by Employee of such vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably requested by Company.  Expenses in excess of $1,000 individually, or more than $5,000 in any calendar month shall require prior written approval of the Board or its designee.

4.5 Stock Compensation.                                                      Company shall grant to Employee upon execution of this Agreement, 10,000,000 shares of CMG Holdings, Inc. common stock (the “Shares”) which shall vest as set forth below.  Any shares which do not vest, either by not reaching the milestones set forth below or due to termination of this Agreement, shall be forfeited by Employee and returned to the Company.

If Net Profits for the fiscal year ended December 31, 2014 are more than $250,000, 1/3 of the shares shall vest.

If Net Profits for the fiscal year ended December 31, 2015 are more than the amount, set in good faith, by the Board, 1/3 of the shares shall vest.

If Net Profits for the fiscal year ended December 31, 2016 are more than the amount, set in good faith, by the Board , the remaining 1/3 of the shares shall vest.

Notwithstanding the foregoing Employee shall have at least as favorable a vesting schedule as any other Board member or employee who is issued at least 7.5 million shares of common stock with the exception of grants to Glenn Laken.

4.6 D&O Insurance.                                           The Company shall have D&O insurance in place on or before February 15, 2014.

5. Termination of Employment.

(a)
Term.  The term of this Agreement commence on February 1, 2014 and expire (unless sooner terminated as otherwise provided in this Agreement) on December 31, 2016 (which date, including any earlier date shall be the “Expiration Date”).  At the Expiration Date hereof, Company and Employee shall determine whether the employment term shall be renewed and its terms and conditions.  After the Expiration Date, or termination, the Employee shall continue to be subject to the provisions of Section 6 and the other provisions of this Agreement related thereto.

(b)
Termination by Employee.  The Employee may elect to terminate this Agreement and his employment, by giving not less than thirty (30) day’s written notice to the Company. The Company in turn may honor the notice period, or at its option, may waive some or all of the notice, and release Employee prior to the end of the notice period.  Upon Employee’s release by Company hereunder, all of Employee’s compensation and benefits set forth in Section 4 hereof shall forthwith cease at the end of the thirty  (30) business day notice period.

(c)
Termination by Company.  The Employee’s employment with the Company may be terminated by the Company at any time for or without cause provided, however, that, notwithstanding anything contained herein to the contrary, in the event Employee is terminated by Company without cause then and in that event Employee shall continue to receive Employee’s compensation, benefits and any accrued bonus, as set forth in Section 4 hereof for the remaining term of this Agreement or until Employee has obtained comparable employment or other arrangement for compensation that is not involved in experiential or event driven advertising in competition with the Company (as defined in Section 6 hereof) and does not violate any of Employee’s covenants set forth in said Section 6. The Employee has the affirmative duty to notify the Company of any such compensation arrangement.

(d)
Death or Disability.  This Agreement and Employee’s employment shall terminate forthwith in the event of the death of the Employee, or, at the option of the Company, upon written notice to Employee, that Employee has failed or for any reason (as verified by two licensed physicians) is unable to render and perform the services reasonably required of Employee under this Agreement for a continuous period of 90 successive days, or for shorter periods aggregating 90 days or more during any period of 12 successive months.  Notwithstanding anything contained herein to the contrary, in the event of death of the Employee during the Term or in the event of termination of this Agreement by Company because of incapacity of Employee, Employee or the personal representative of Employee, as the case may be, shall be entitled to receive the compensation specified in Section 4 hereof through the end of the Term of this Agreement immediately following the month in which death or termination by incapacity occurs along with any benefits referenced in Section 4 hereof in which Employee had a vested right under the terms and conditions pursuant to which such benefits were granted.

(e)
Termination for Cause.  The Company shall have the right to terminate the employment of the Employee under this Agreement, as well as any and all compensation to which the Employee would otherwise be entitled hereunder (except for compensation to which the Employee is entitled through the date of such termination and any benefits referred to in Section 4 hereof in which the Employee has a vested right under the terms and conditions pursuant to which such benefits were granted) only in the manner set forth in this Section 5 and if, and only if, the Employee shall have committed any of the following acts (any such act being hereinafter referred to as “Act of Cause” or “for cause”):

(i)           In the event the Employee shall fail or refuse materially to comply with the duties and responsibilities assigned to him or the policies, procedures or regulations of the Company from time to time reasonably established or shall fail to comply with a written directive of the Board;

(ii)           The Employee shall have been found guilty or pleaded guilty to a felony (other than conviction of, or a plea of guilty to, a traffic violation) or any material act of fraud or proven dishonesty;

(iii)           Employee shall have committed any act or acts of such an egregious nature that it would bring discredit to the Company or be detrimental to the reputation, character and standing of the Company;

(iv)           The Employee shall have committed any wilful misconduct in the performance of his duties or obligations hereunder which shall have resulted in a material loss to the Company; or

(v)           Employee shall have taken any action in violation of the Company’s  employee handbook as it may be amended from time to time, which causes material economic harm to the Company.

The Company may terminate Employee’s employment hereunder for an Act of Cause.

In the event the Company elects to terminate the Employee’s employment hereunder as set forth above, the Company shall send written notice to such effect to the Employee, which notice shall describe in reasonable detail the actions of the Employee constituting the Act of Cause, and the Employee’s employment under this Agreement and this Agreement shall thereupon terminate as of the date to be specified in such notice, which date shall not be less than ten (10) calendar days after the sending of such notice

(f)	Milestone-Based Termination.
The Company shall have the right to terminate the employment of the Employee under this Agreement, as well as any and all compensation to which the Employee would otherwise be entitled hereunder (except for compensation to which the Employee is entitled through the date of such termination and any benefits referred to in Section 4 hereof in which the Employee has a vested right under the terms and conditions pursuant to which such benefits were granted) if the Company shall not reach at least 75% of any milestone set forth in Section 4.5 above.  Such termination shall  be effected in the same manner as a termination for an Act of Cause and shall have the same effect, provided, however, that Employee shall receive severance pay equal to 60 days of salary from the date a notice of termination is sent to Employee.

6. Protective Covenants.

(a)	Definitions.

(i)
Customer and Prospective Customer.  For purposes of this Agreement, the term “customer” means any customer of the Company, or any referral source of business for the Company. Similarly, the term “prospective customer,” as used in this Agreement, means any prospective customer of the Company, or any prospective referral source of business for the Company.  To the extent that covenants in this Agreement apply to post-termination conduct, the term “customer” means any individual, corporation, partnership, limited liability company, trust or other entity (a “Person”) who purchased goods or services from the Company, or who was a referral source for such a purchase, during the year preceding the termination of the Employee’s employment, or at any time after termination within the 180 day scope of the covenant; and, also to the extent that these covenants apply to post-termination conduct, the term “prospective customer” means any Person from whom the Company solicited business, either directly or as a referral source, during the year preceding the termination of Employee’s employment with the Company. Notwithstanding the foregoing, persons who were known by Employee prior to his employment with the Company are not included within the definitions of customer or prospective customer.

(b)
Covenant not to Compete.  The Employee agrees that while employed by the Company, and for 180 days following the termination of such employment, not to engage, either directly or indirectly, in experiential or event driven advertising, other than as an employee of the Company.  Engaging in experiential or event driven advertising includes being employed by, having an active ownership or other financial interest in, contracting with, working for, providing services to or for, lending assistance to or for, or consulting with or for the benefit of, any Person that produces, sells, markets, represents or services any products in that business.

(c)
Covenants Relating to Customers and Prospective Customers.  The Employee agrees that while employed by the Company, and for 180 days following termination of such employment, whether voluntary or involuntary, with or without cause, that the Employee shall not, do any of the following that would affect adversely the Company’s Business:

(i)	solicit (directly or indirectly) any customers or prospective customers of the Company to do business with any Person other than the Company;

(ii)	solicit (directly or indirectly) any customers of the Company to cease doing business with the Company;

(iii)	contract (directly or indirectly) with any customers or prospective customers, including service agreements, consultation arrangements, and employment, to the detriment of the Company;

(iv)
enter (directly or indirectly) into any experiential or event driven advertising business arrangement which has the effect of diminishing the Business of the Company with any customer, or adversely affecting its prospective business relationship with any prospective customer;

(v)
solicit (directly or indirectly) experiential or event driven advertising business, for the benefit of the Employee or a third party, from any customers or prospective customer of the Company of a type or kind that the Employee knows, or reasonably should have known, that the Company has performed in the past or would have the capability to perform in the future in connection with the Company’s experiential or event driven advertising Business, even if the Company does not conduct the business in question on a regular basis; or

(vi)	solicit (directly or indirectly) any customer or prospective customer of the Company for any other business purposes that would disadvantage the Company in any way.

(d)
Covenant not to Solicit Employees.  The Employee agrees that while employed by the Company in any capacity, and for 180 days following termination of such employment, whether voluntary or involuntary, with or without cause, and in connection with the Company’s Business, the Employee will not solicit or attempt to persuade any employees of the Company to terminate his or her employment with the Company and accept other employment with a similar business.  This covenant specifically prohibits solicitation of employees, in the event of termination of the Employee’s employment, to work with or for the Employee or any other person in a business competing with the Company’s experiential or event driven advertising business during the one 180 day period of the covenant.  The Employee acknowledges that this covenant is appropriate in view of the specialized training provided by the Company to its employees, and the fact that the covenant is limited to solicitation of employees to terminate their employment with the Company and work for competitors or similar businesses in connection with the Company’s Business.

(e)
Covenant of Duty of Loyalty.  The Employee agrees that during the time that the Employee is working for the Company, the Employee will owe the Company a duty of loyalty, and that as part of this duty of loyalty, the Employee shall not engage in business activity representing competition with the Company’s Business, or plan any post-employment competitive business activity.  Similarly, the Employee, while employed by the Company, shall not appropriate for the use of the Employee or any Person (other than the Company) any experiential or event driven advertising business opportunity for the Company, or plan such appropriation, or otherwise engage in conduct amounting to a conflict of interest of the Company’s Business.

7. Remedies.  The Employee agrees that the rights of the Company provided by Section 6 of this Agreement are special, unique and of extraordinary character and that the Company will be without an adequate remedy at law if the Employee violates any of those covenants.  Accordingly, the Employee agrees that the Company shall be entitled to injunctive relief to enforce such covenants.  It is also agreed that each of the covenants set forth in Section 6 of this Agreement is an agreement independent of any other provisions in this Agreement.  If any such covenant is held invalid, void or unenforceable by a court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render any other provision of this Agreement unenforceable.  It is the parties’ intent that any covenant held overbroad by a court of competent jurisdiction be enforced to the maximum extent deemed reasonable by that court.  The existence of any claim or cause of action of the Employee against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.  The termination of this Agreement shall not be deemed to be a waiver by the Company of any breach by the Employee of this Agreement or any other obligation owed the Company, and notwithstanding such a termination, the Employee shall be liable for all damages attributable to such a breach.

8. Publicity and Advertising.  The Employee agrees that the Company may use his name, picture, or likeness, which shall be jointly owned by Employee and the Company, for any advertising, publicity, or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  Such use of the Employee’s name, picture, or likeness shall not be deemed to result in any invasion of the Employee’s privacy or in a violation of any property right the Employee may have; and the Employee shall receive no additional consideration if his name, picture or likeness is so used.  The Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the joint property of the employee and the Company.

9. Miscellaneous Provisions.

(a)
Assignment by the Company.  The Company shall have the right to assign this Agreement to any affiliate, successor or assign, including the Company’s rights with respect to the Employee’s covenant not to engage in the Business granted pursuant to Section 6 (and such rights shall be enforced by such affiliate, successor or assign for the unexpired portion of the 180 days period provided in Section 6); provided, that CMG and XA remain liable to pay compensation due hereunder.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its Business and/or substantially all of its assets provided however that notwithstanding the foregoing, should substantially all of the assets or shares of the Company be sold then the Company may not assign this Agreement to such acquiring entity.

(b)
Assignment by the Employee.  The Employee may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.  This Agreement shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die, any amounts payable to him under the terms of this Agreement shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

(c)
Notice.  For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed, in the case of the Employee, to the address set forth on the first page of this Agreement, with notice to: Robert N. Chan, Ferber Chan Essner & Coller, LLP, 530 Fifth Avenue, New York, NY 10036, email: chan@ferberchan.com, and, in the case of the Company, to the attention of the Company in care of: Glenn Laken, by e-mail to glennbrlaken@gmail.com, with notice to Darren L. Ofsink, Ofsink, LLC, 900 Third Avenue, 5th Floor, New York, New York  10022, fax: 646-224-9844, or such other place as either party shall notify the other party herewith, except that notices of change of address shall be effective only upon receipt.

(d)
Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Chairman of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

(e)
Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(g)
Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to principles of conflicts of laws that would result in the application of the law of any other jurisdiction.  Any legal action or proceeding arising out of or relating to this  Agreement or Employee’s employment with the Company shall be instituted in the courts of the State of New York sitting in New York County or in the United States of America for the Southern District of New York, and the parties hereto irrevocably submit to the jurisdiction of each such court in any action or proceeding.  In any such proceeding the prevailing party shall be entitled to recover his or its legal fees and expenses.

(h)
Captions and Gender.                                           The use of captions and section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein.  Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(i)
Definition of “Including”.  For purposes of this Agreement, the word “including” (and with correlative meaning, “include” or “includes”) means including, without limiting the generality of any description preceding such term.

(j)	Guaranty. CMG hereby guaranties payment of all obligations of the Company under this Agreement.

The parties have signed this Agreement as of the date set forth above.

COMPANY:   XA, The Experiential Agency, Inc.

________________________________________
By:
Title:

CMG:                      CMG Holdings, Inc.

_________________________________________
By:
Title:

EMPLOYEE:
Name:                          Ronald Burkhardt

EXHIBIT A

1.  Be the liaison between XA and the CMG Board Of Directors.
2.  Instill a corporate vision and formulate a strategy to maximize the profitability of XA.
3.  Oversee the spending of corporate assets infused into the company by the parent company.
4.  Generate new business.
5.  Supervise branding and PR efforts for XA itself.
6.  Brand the XA name (along with it being a wholly owned sub of CMGO).
7.  Search for acquisition candidates.
8.  Interact with senior client management - look for organic growth from current clients.
9.  Assist in identifying avenues for additional funding and A/R financing.
10.  Keep Mr. Laken fully informed as to corporate developments at XA.
11.  Supervise CEO's, and COO's, output and efforts at agency.
12.  Enhance internal and external communications, including web, digital and traditional venues.
13.  Create and/or supervise advertising/brand ideas/concepts for agency, CMG divisions and clients.
14   Look for new divisions under XA umbrella, as strategically relevant.
15.  Enhance company culture; seamlessly merge acquired companies.
16.  Motivate and inspire staff's best efforts - lead by example.
17.  Set high standards to maintain superior creative product and reputation.
18.  Search for and groom key talent to step in as work opportunities arise, or to replace under-achievers.